Exhibit 99.1

FROM:	SELAS CORPORATION OF AMERICA	SCA-444
CONTACT:	Robert F. Gallagher 651-604-9638

FOR IMMEDIATE RELEASE

SELAS SELLS PENNSYLVANIA PROPERTY FOR APPROXIMATELY $3.5 MILLION;
EXPECTS SLUGGISH SECOND QUARTER

ST. PAUL, Minn., June 24, 2004 — Selas Corporation of America (AMEX: SLS) today announced it has completed the sale of its property in Dresher, Pa., for approximately $3.5 million in cash, net of expenses. The property is the headquarters for the Company’s discontinued Heat Technology business. Proceeds will be used to reduce outstanding debt. Selas expects to recognize a net gain, after tax, of approximately $3 million, or $.58 per share. The Company will lease back the facility while seeking a strategic buyer for its remaining Heat Technology business.

        “This completes another step in reducing our overall debt and focusing the Company on the significant and emerging opportunities in our Precision Miniature Medical and Electronic Products business,” said Mark S. Gorder, President and Chief Executive Officer of Selas. “The final step in transitioning the Company is finding a strategic buyer for our remaining Heat Technology operation,”

        Commenting on the second quarter, Gorder said, “To date, our Precision Miniature Medical and Electronic Products business has been somewhat sluggish in the second quarter. We are reliant on a few large customers, and new programs have been slower to launch than anticipated, which has been disappointing. However, we are still excited about the long-term strategic direction and opportunities in this space and we’re diligently working to further diversify our customer base.”

Growth Focus
        Selas’ focus today is on the significant and emerging opportunities in its Precision Miniature Medical and Electronic Products business. The Company believes its established core competencies in hearing health and high-quality audio communication devices position it well to expand its medical components products business.

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        Gorder concluded, “As I have said before, Selas’ expertise is in the robotic manufacture of miniature and micro-miniature electronic products. This gives us the capabilities to successfully compete in the growing medical device market—one that is increasingly demanding products with greater portability, improved infection control, better cost containment and stronger reliability.”

About Selas
Headquartered in Arden Hills, Minn., Selas Corporation of America designs, develops, engineers and manufactures microminiaturized medical and electronic products. The company’s core business, Precision Miniature Medical and Electronic Products, supplies microminiaturized components, systems and molded plastic parts, primarily to the hearing instrument manufacturing industry, as well as the computer, electronics, telecommunications and medical equipment industries. Through its core competencies and robotic manufacturing expertise, Selas believes it is well-positioned to compete in the hearing health market and a medical device market that increasingly demands products with increased miniaturization, better cost containment, more reliability and high customer satisfaction. The Company has facilities throughout the United States, Asia and Europe. Selas’ common stock is traded on the American Stock Exchange under the symbol “SLS.”

Forward-Looking Statements
Statements as to the Company’s long-term strategy and other statements herein that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “expect”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause Selas’ actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include the risk that the Company may not be able to achieve its long-term strategy, risks arising in connection with the insolvency of Selas SAS, competition by competitors with more resources than the Company, foreign currency risks arising from the Company’s foreign operations, the cyclical nature of the market for large custom engineered contracts, weakening demand for products of the Company’s other business segments due to general economic conditions, possible non-performance of developing technological products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ended March 31, 2004. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.